Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2016, relating to the financial statements and financial highlights of Avenue Credit Strategies Fund, a series of Avenue Mutual Funds Trust, which appears in the October 31, 2016 Annual Report for Avenue Credit Strategies Fund, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights Information”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 27, 2017